Exhibit 99.1

Ocular Therapeutix™ Reports Third Quarter 2014 Financial Results

Completed Enrollment for Sustained-Release Dexamethasone Phase 3 Clinical Trial in Post-Operative

Ocular Inflammation and Pain

First Patient Enrolled in the Sustained-Release Travoprost Phase 2b Clinical Trial for Glaucoma and

Ocular Hypertension

OTX-DP Demonstrated Statistically Significant Therapeutic Effect for Ocular Itching and Conjunctival

Redness over Six Weeks with a Single Dose

Conference Call Today at 8:00 am Eastern Time

Bedford, MA, November 12, 2014 – Ocular Therapeutix™ (NASDAQ: OCUL), a biopharmaceutical company focused on the development and commercialization of innovative therapies for diseases and conditions of the eye, today announced financial results for the third quarter ended September 30, 2014, and provided an update on current business developments.

“Since our IPO in July, Ocular has made substantial headway towards both our business and financial goals for 2014,” said Amar Sawhney, Ph.D., President and CEO. “This has been an exciting period for us, marked by continued progress with our lead clinical development programs. We have achieved several clinical milestones. Today, we reported that in our Phase 2 trial for our OTX-DP product candidate in allergic conjunctivitis OTX-DP treated subjects presented significantly lower ocular itching and conjunctival redness scores than the placebo vehicle control group at all three time points measured on Days 14, 28, and 42 after insertion of the punctum plug. We also completed patient enrollment in two Phase 3 trials for our OTX-DP product candidate in post-operative ocular inflammation and pain, and we enrolled our first patient in a Phase 2b clinical trial for our OTX-TP product candidate for the treatment of glaucoma and ocular hypertension. The completion of our IPO provides us with resources to continue to advance our business further. We look forward to reporting on our upcoming milestones and finishing 2014 on a strong note.”

Third Quarter 2014 Financial Results

Ocular reported a net loss of approximately $7.3 million, or $(0.48) per share, for the quarter ended September 30, 2014, compared to a net loss of $3.5 million, or $(1.34) per share, for the quarter ended September 30, 2013. The third quarter 2014 results include $0.6 million in non-cash charges for stock-based compensation compared to $0.1 million in such non-cash charges in the third quarter of 2013.

Total operating expenses for the quarter ended September 30, 2014 were $6.9 million as compared to $3.4 million for the quarter ended September 30, 2013. Research and development (R&D) expenses for the quarter ended September 30, 2014 were $4.5 million, compared to $2.8 million for the quarter ended September 30, 2013. This increase is primarily related to clinical trials of the OTX-DP product candidate for the treatment of post- operative ocular inflammation and pain, as well as allergic conjunctivitis, and the OTX-TP product candidate for the treatment of glaucoma and ocular hypertension.

Ocular generated $143,000 in revenue during the three months ended September, 30, 2014 from sales of ReSure® Sealant. Sales of ReSure® Sealant commenced in the first quarter of 2014 and limited sales are anticipated during 2014 as the company seeks to build awareness of this product through a network of independent medical device distributors across the United States.

As of September 30, 2014, cash and cash equivalents totaled $80.9 million. Cash used in operating activities was $14.9 million for the nine months ended September 2014. There was $15 million in outstanding debt as of September 30, 2014, with an interest only period through September 30, 2015.

As of October 31, 2014 there were approximately 21.3 million shares outstanding.

Recent Highlights for Key Development Programs

•	Completion of enrollment in the company’s Phase 3 clinical trials of its OTX-DP product candidate, which incorporates the FDA approved corticosteroid dexamethasone as an active pharmaceutical ingredient, for the treatment of post-operative ocular inflammation and pain.

•	Presentation of data from the Phase 2 clinical trials of OTX-DP for the treatment of post-operative ocular inflammation and pain at the American Academy of Ophthalmology (AAO) in October 2014, showing a statistically significant difference in the absence of inflammatory cells and pain at various time points following cataract surgery.

•	Initiation of patient enrollment in the Phase 2b trial for OTX-TP for the treatment of glaucoma and ocular hypertension.

•	Announcement of top line Phase 2 clinical trial results for OTX-DP in allergic conjunctivitis, in which we achieved a statistically significant mean difference between the OTX-DP treatment group and the vehicle group for both ocular itching and conjunctival redness at all three time points measured on Day 14, 28, and 42. We also achieved a mean difference between the OTX-DP treatment group and the vehicle group of more than 0.5 units on a five point scale at all three time points measured on Day 14 for both ocular itching and conjunctival redness. However, the trial did not achieve a mean difference of at least 1.0 unit on the five point scale at the majority of time points at Day 14 for either ocular itching or conjunctival redness. OTX-DP was well-tolerated in all patients, and no serious treatment related adverse events were observed.

Anticipated Near-Term Milestones

•	Completion of feasibility studies for the hydrogel depot delivering anti-VEGF drugs in collaboration with several pharmaceutical partners, expected in the first quarter of 2015.

•	Phase 3 results of OTX-DP for the treatment of post-operative ocular inflammation and pain, expected in the first quarter of 2015, and assuming favorable results the submission of an NDA to the FDA, expected in the second quarter of 2015.

Conference Call/Web Cast Information

Members of the Ocular Therapeutix management team will host a live conference call and webcast at 8:00 a.m. on November 12, 2014 to discuss the Company’s financial results and provide a general business update.

The live webcast and a replay may be accessed by visiting Ocular’s website at investors.ocutx.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 844-464-3934 (U.S.) or 765-507-2620 (international) to listen to the live conference call. The conference ID number for the live call is 27170246. Please dial in approximately 10 minutes prior to the call. Following the webcast, an archived version of the call will be available for three months.

About Ocular Therapeutix

Ocular Therapeutix, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies for diseases and conditions of the eye using its proprietary hydrogel platform technology. Ocular Therapeutix’s lead product candidates are in Phase 3 clinical development for post-operative ocular inflammation and pain, and Phase 2 clinical development for glaucoma, ocular hypertension and chronic allergic conjunctivitis. The Company is also evaluating sustained-release injectable anti-VEGF drug depots for back-of-the-eye diseases. Ocular Therapeutix’s first product, ReSure® Sealant, is FDA-approved to seal corneal incisions following cataract surgery.

Forward-looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the development of the Company’s product candidates, such as the timing and conduct of the Company’s Phase 3 clinical trial of OTX-DP for the treatment of post-operative ocular inflammation and pain and the Company’s Phase 2b clinical trial of OTX-TP for the treatment of glaucoma and ocular hypertension, pre-commercial activities, the advancement of the company’s earlier stage pipeline, including the timing and conduct of feasibility studies for the Company’s hydrogel depot delivering anti-VEGF drugs, future sales of ReSure Sealant and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Such forward-looking statements involve substantial risks and uncertainties that could cause Ocular Therapeutix’ clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the timing and costs involved in commercializing ReSure® Sealant, the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory approvals, the Company’s scientific approach and general development progress, the availability or commercial potential of the Company’s product candidates, the sufficiency of cash resources and need for additional financing or other actions and other factors discussed in the “Risk Factors” section contained in the Company’s most recent Quarterly Report on Form 10-Q on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

Ocular Therapeutix, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$143	$—	$267	$—

Operating expenses:
Cost of revenue	32	—	61	—
Research and development	4,482	2,784	13,732	7,675
Selling and marketing	479	148	1,324	428
General and administrative	1,926	503	4,697	1,381

Total operating expenses	6,919	3,435	19,814	9,484

Loss from operations	(6,776)	(3,435)	(19,547)	(9,484)

Other income (expense):
Interest income	5	3	7	11
Interest expense	(412)	(94)	(712)	(350)
Other income (expense), net	(111)	4	(442)	11

Total other expense, net	(518)	(87)	(1,147)	(328)

Net loss and comprehensive loss	(7,294)	(3,522)	(20,694)	(9,812)
Accretion of redeemable convertible preferred stock to redemption value	—	(5)	(11)	(22)

Net loss attributable to common stockholders	$(7,294)	$(3,527)	$(20,705)	$(9,834)

Net loss per share attributable to common stockholders, basic and diluted	$(0.48)	$(1.34)	$(2.93)	$(3.79)

Weighted average common shares outstanding, basic and diluted	15,165,612	2,624,040	7,068,399	2,591,932

Ocular Therapeutix, Inc.

Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$80,892	$17,505
Accounts receivable from related party	1	19
Accounts receivable	53	250
Inventory	117	—
Prepaid expenses and other current assets	1,211	240

Total current assets	82,274	18,014
Property and equipment, net	1,376	904
Restricted cash	228	228

Total assets	$83,878	$19,146

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$649	$545
Accrued expenses	2,480	741
Deferred revenue	250	250
Notes payable, net of discount, current	—	1,806

Total current liabilities	3,379	3,342
Preferred stock warrants	—	254
Deferred rent, long-term	121	27
Notes payable, net of discount, long-term	14,776	651

Total liabilities	18,276	4,274

Commitments and contingencies (Note 11)
Redeemable convertible preferred stock (Series A, B, C, D and D-1), $0.001 par value; no shares and 33,979,025 shares authorized at September 30, 2014 and December 31, 2013, respectively; no shares and 32,842,187 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively; aggregate liquidation preference of $74,436 at December 31, 2013	—	74,344
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 5,000,000 and no shares authorized at September 30, 2014 and December 31, 2013, respectively; no shares issued or outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock, $0.0001 par value; 100,000,000 and 45,000,000 shares authorized at September 30, 2014 and December 31, 2013, respectively; 21,322,433 and 2,676,648 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	2	—
Additional paid-in capital	147,074	1,308
Accumulated deficit	(81,474)	(60,780)

Total stockholders’ equity (deficit)	65,602	(59,472)

Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$83,878	$19,146

Investors:

Ocular Therapeutix, Inc.

Brad Smith

Chief Financial Officer

bsmith@ocutx.com

or

Burns McClellan on behalf of Ocular Therapeutix

Kimberly Minarovich, 212-213-0006

kminarovich@burnsmc.com

or

Media:

Scott Corning

Vice President of Sales and Marketing

scorning@ocutx.com